Nicor Gas Company
Form 10-Q
Exhibit 10.01

NORTHERN ILLINOIS GAS COMPANY
DIRECTORS’ DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective as of January 1, 2008)

SECTION 1.  Name. Northern Illinois Gas Company previously established “Northern Illinois Gas Company Directors’ Deferred Compensation Plan”, which is herein referred to as the “Plan”. The following provisions constitute an amendment and restatement of the Plan, effective as of January 1, 2008, except as otherwise specifically provided herein. The provisions of this Plan as amended and restated shall apply to all deferrals and earnings made under the Plan (whether or not made before or after January 1, 2008) for each individual who was a director (a “Director”) of Northern Illinois Gas Company (the “Company”) on January 1, 2008.

SECTION 2. Participation. A Director of the Company may elect to defer the payment or portion thereof owed for the:

(i) retainers; or

(ii) meeting fees; or

(iii) any combination of (i)-(ii) above.

Such election must be communicated to the Company in writing prior to December 31 of the year prior to the term for which the Director may be reelected. For a Director first elected or appointed to the Board, such election shall be communicated to the Company in writing within thirty (30) days of the date the Director is first elected or appointed to the Board; provided such deferment shall apply only to the retainers or fees earned after such written election is communicated to the Company. Once made an election shall continue in force with respect to succeeding terms of the Director’s service unless the Director shall advise the Company in writing prior to December 31 of the year prior to the year of reelection that he or she elects to terminate or change the terms of such deferment effective with such reelection. In addition, such election shall specify the manner and date on which the Director elects to receive payment of the deferred amount under Subsection 3.1 below. Directors who were Directors on January 1, 2007, shall file an election as to the time and form of payment of all their deferrals, whether made prior to or after such date by December 31, 2007; provided, no such election may accelerate payment of any deferrals into 2007. Notwithstanding any deferral election in existence to the contrary, no retainers or meeting fees paid after the Director’s Separation from Service (whether or not earned prior to such Separation from Service) may be deferred under this Plan.

SECTION 3. Method of Deferment.  Compensation deferred by a Director under Section 2 shall be credited and paid in the following manner:

3.1
The Company shall accrue such deferred compensation to a deferred compensation account on its books, such accruals to commence as of the respective date payments of such amounts would have been made by the Company. The establishment of such deferred compensation account is solely for bookkeeping purposes, and shall not represent assets held in trust or as a segregation of the assets of the Company, or any other form of funding of the deferred compensation.

3.2
Commencing with the first day of each calendar quarter following (a) the month in which the Director shall have a Separation from Service (within the meaning of Treasury Regulation §1.409A-1(h)) or (b) such other date following Separation from Service, but in no event more than five years subsequent to Separation from Service, as may be elected by the Director, the Company shall pay to the Director the amount accrued to his or her account, in equal quarterly installments, the number of which shall be as specified in the election made by the Director under Section 2, but in no event shall such number exceed 40.

3.3
An amount equivalent to interest on the balance from time to time accrued to the Director’s account shall be accrued quarterly. The rate of interest shall equal the prime interest rate as of the first day of such calendar quarter quoted by the Federal Reserve Bank . Interest shall be credited to the Director’s account unless payments are being made in installments hereunder, in which latter event such amounts shall be paid currently in cash to the Director or the beneficiary, as the case may be.

3.4
As an alternative to an interest equivalent, a Director may elect to have all or any portion of his or her compensation converted into share units, each reflecting a share of NICOR Inc. (“NICOR”) common stock. If this alternative is elected, the Director’s deferred account will be credited with an amount per share unit equal to the per share dividends and distributions paid on the NICOR common stock during the period the share unit is in the deferred account, which amount shall in turn be converted into share units. The Director’s right to the dividend equivalent shall accrue on the date the dividend is declared. However, the number of share units credited to a Director’s account for both the deferred compensation and the dividend equivalents shall be determined on the basis of the closing market composite price for the NICOR common stock as reported on the New York Stock Exchange Composite Transactions on the last trading day preceding the deferred compensation or dividend payment date. For Separations from Service occurring on or after July 26, 2007, the share units in the Director’s account shall be converted to a cash equivalent based on the closing market composite price for the NICOR common stock as reported on the New York Stock Exchange on the first trading day after the date the Director incurs a Separation from Service.

SECTION 4.  Transfer Between Cash Deferral and Stock Equivalent Deferral. As of the first day of the calendar quarter following the regular annual meeting of stockholders of the Company, a Director, by giving written notice to the Company, may switch all or any portion of the balance in his or her deferred compensation account between the interest equivalent option and the share unit option using the closing price for the NICOR common stock determined as stated in Section 3.4 on the last preceding trading day.

SECTION 5.  Beneficiary Designation. Upon the death of the Director prior to distribution to him or her of the entire amount accrued to the Director’s account, any such undistributed amount shall be paid in a lump sum to such beneficiaries and in such proportions among them as the Director shall have designated in the latest instrument in writing filed by him or her with the Company, provided, however, that the Director may elect in accordance with the election provisions of Section 2 that such undistributed amount shall be paid to any one beneficiary in equal quarterly installments commencing with the first day of the calendar quarter following the Director’s death, the aggregate number of which installments (including installments, if any, paid to the Director before his or her death) shall be as specified by the Director under Section 3.2. If there shall be no beneficiary designated or in existence at the Director’s death, any undistributed amount shall be paid to the executor or administrator of the Director’s estate. If payments are being made in installments to an individual beneficiary, then upon such beneficiary’s death any amount then undistributed shall be paid to the executor or administrator of the beneficiary’s estate.

SECTION 6. Plan Binding. This Plan shall be binding on the Director and his or her heirs and legal representatives and on the Company and its successors and assigns, whether by merger, consolidation or the sale of all or substantially all of the Company’s assets.

SECTION 7. Nonassignability. No Director or beneficiary shall have any power to commute, encumber, sell or otherwise dispose of the rights provided herein and such rights shall be nonassignable and nontransferable.

SECTION 8. Counterparts. Any elections associated with this Plan may be executed in two or more counterparts, any one of which shall be deemed an original without reference to the others.

SECTION 9.   Governing Law. The provisions of this Plan and the rights of the participants hereunder shall be interpreted and construed in accordance with the laws of the State of Illinois.

SECTION 10. Amendment or Termination. This Plan may be amended by the Board of Directors of the Company (the “Board”) at any time and from time to time provided that no such amendment shall serve to (a) impair or restrict the right of any Director to receive or (b) reduce the amounts of compensation or equivalent interest or equivalent stock theretofore accrued to the account of any Director. This Plan may be terminated by the Board at any time, provided that such termination shall not affect any funds accrued to the account of any Director at the date of such termination. The provisions of this Plan shall continue to apply to any such funds until distribution thereof according to the Plan.